EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 of AxoGen, Inc. and Subsidiary of our report dated March 5, 2015, relating to our audits of the financial statements as of and for the years ended December 31, 2014 and 2013, which appears in the Annual Report on Form 10-K of AxoGen, Inc. and Subsidiary as of and for the year ended December 31, 2014.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Lurie, LLP

Lurie, LLP (formerly known as Lurie Besikof Lapidus & Company, LLP)

Minneapolis, Minnesota

November 5, 2015

2501 Wayzata Boulevard • Minneapolis, MN 55405